                                    Exhibit 4
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                            SHARE PURCHASE AGREEMENT
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                                     between

Niklaus Zenger, Roseliweg 12, 4638 Oberbipp, Schweiz or his assigns
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(hereinafter referred to as "Buyer")

                                       and

George Broady, Dallas, TX or his assigns
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(hereinafter referred to as "Seller")

WHEREAS  the  Seller  currently  owns  195,351  preferred  shares  with  certain cumulative voting rights of Ultrak Ltd. (hereinafter referred to as Ultrak)

WHEREAS the Buyer wishes to acquire such shares

WHEREAS the Seller desires to sell and the Buyer desires to purchase said shares in Ultrak

NOW THEREFORE the parties agree as follows:

1.          The Seller  hereby  agrees to sell to the Buyer and the Buyer agrees to buy from the Seller 195,351 preferred shares of Ultrak.

2.          The purchase price is $3 million USD. Of this amount $1,000.000 will be paid in cash on  November  2, 2001  (Effective  date) and another
            $1,000,000  will  be paid in cash  on  November  30,  2001,  and the remaining  $1,000,000 on will be paid in cash on December 15th 2001.
            (Closing)

3.          On the Effective date,  control of the votes of the preferred Ultrak hold by the Seller as well as the  1,150,000  common  shares held by the seller will pass from the seller to the buyer.  This transfer of voting  control  on the  shares  will be  revoked if the Buyer is in default of his  payment  obligations  under this  contract  and such default  has not been  cured in  accordance  with  article 5 of this agreement.  Six  months  following  Closing,  voting  control on the
            1,150,000  "Sellers"  common shares shall be revoked and returned to
            Seller.

            At  the  Closing  the  Seller   shall   deliver  to  the  Buyer  the
            certificates  representing  195,351 preferred shares of Ultrak, duly indorsed  in blank and the Buyer shall pay the  remaining  amount of
            $1,000,000.

9.          The Seller hereby represents and warrants as follows:

            a)   Ultrak is a company with limited  liability  with good standing organised under the laws of Delaware.

                 As of the  Closing  Date,  the  Seller is the sole owner of the
                 195,351  preferred shares of Ultrak to be sold to the Buyer and has good and valid title to these shares, free and clear of all liens,  encumbrances,  options,  charges,  equities  and claims arising from a privilege,  pledge or security  arrangement.  On the  Closing  Date the Seller has full  right and  capacity  to transfer and sell complete title to such shares.

                 On  delivery  of  the  certificates  representing  the  195,351 preferred  shares of Ultrak the Buyer will receive good,  valid and  marketable  title to such  shares,  free and  clear of all liens, encumbrances or other rights of third parties.

      Except for the  undertakings and  representations  made in this Agreement, any  representations or warranties with respect to the value of the shares and/or the business of Ultrak are excluded.

10.   Should  the Buyer be in  default  of his  payment  obligations  under this agreement, (other than his first payment due on November 2, 2001 for which no grace  period is  agreed)  the  Seller  agrees to grant to the Buyer an additional  10 days  grace  period,  during  which the Buyer can cure such default  and/or at his option the Buyer can  accept  other  assets of good standing in stead of cash.

11.   This Agreement shall be subject to and governed by Swiss Law. The place of jurisdiction is Zurich.  The proceedings  shall be conduced in the English language. The rules of the Swiss Act on Private International Law shall be applicable.  As far as the  procedure is not  determined  in this Act, the provisions  of the Code of Civil  Procedure  of the Canton of Zurich shall apply.

12.   Other than what is set forth herein, there are no other agreements between the parties.

October 23, 2001

Seller:                                         Buyer:

/s/ George Broady                               /s/ Niklaus Zenger
George Broady                                   Niklaus Zenger